CONTACTS:	Investors	Media
	Andrew Dickinson	Amy Flood
	(650) 524-0862	(650) 522-5643

Douglas Maffei, Ph.D.
(650) 522-2739

For Immediate Release

GILEAD SCIENCES ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

- Product Sales of $5.5 billion -
- Diluted EPS of $1.22 per share -
- Non-GAAP Diluted EPS of $1.68 per share -

Foster City, CA, April 30, 2020 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the first quarter 2020.
“Gilead’s performance during the first quarter demonstrates our continued progress and highlights the strength of our underlying business. While we are prepared to navigate the uncertainty and short-term impact from the pandemic, we are confident in our ability to deliver on our long-term goals,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “Our focus at this time is on both our work with remdesivir and our ongoing commitments to the people who depend on our medicines today.”
First Quarter Financial Results
The financial results that follow represent a year-over-year comparison of the first quarter 2020 to the first quarter 2019. Total revenues for the first quarter 2020 were $5.5 billion, an increase of 5% compared to the same period in 2019. Net income for the first quarter 2020 was $1.6 billion or $1.22 per diluted share, a decrease of 21% compared to the same period in 2019. Non-GAAP net income for the first quarter 2020 was $2.1 billion or $1.68 per diluted share, essentially flat compared to the same period in 2019.

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2020	2019
Product sales	$5,467	$5,200
Royalty, contract and other revenues	81	81
Total revenues	$5,548	$5,281

Net income attributable to Gilead	$1,551	$1,975
Non-GAAP net income attributable to Gilead	$2,139	$2,141

Diluted earnings per share	$1.22	$1.54
Non-GAAP diluted earnings per share	$1.68	$1.67
________________________________
Starting in 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 9 and 10.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone (650) 574-3000 facsimile (650) 578-9264

April 30, 2020	2

Product Sales
Total product sales for the first quarter 2020 were $5.5 billion compared to $5.2 billion for the same period in 2019. Product sales for the first quarter 2020 were $4.0 billion in the United States, $927 million in Europe and $551 million in other locations. Product sales for the first quarter 2019 were $3.8 billion in the United States, $882 million in Europe and $522 million in other locations. Total product sales for the first quarter 2020 benefited from an estimated $200 million in revenue related to increased customer buying patterns and patient prescription trends, primarily in the United States, due to the coronavirus disease (COVID-19) pandemic.

•
HIV product sales were $4.1 billion for the first quarter 2020 compared to $3.6 billion for the same period in 2019. The increase was primarily driven by higher sales volume as a result of the continued uptake of Biktarvy® (bictegravir 50 mg/emtricitabine 200 mg/tenofovir alafenamide 25 mg) and increased customer buying patterns and patient prescription trends due to the pandemic.

•
Chronic hepatitis C virus (HCV) product sales were $729 million for the first quarter 2020 compared to $790 million for the same period in 2019. The decline was primarily due to lower average net selling price.

•
Yescarta® (axicabtagene ciloleucel) generated $140 million in sales during the first quarter 2020 compared to $96 million for the same period in 2019. The increase was primarily driven by continued expansion in Europe.

•
Other product sales, which include Vemlidy® (tenofovir alafenamide 25 mg), Viread® (tenofovir disoproxil fumarate 300 mg), Letairis® (ambrisentan 5 mg and 10 mg), Ranexa® (ranolazine 500 mg and 1000 mg), Zydelig® (idelalisib 150 mg), AmBisome® (amphotericin B liposome for injection 50 mg/vial) and Cayston® (aztreonam for inhalation solution 75 mg/vial), were $464 million for the first quarter 2020 compared to $696 million for the same period in 2019. The decrease was primarily due to the expected declines in Ranexa and Letairis sales after generic entries in February and May 2019, respectively.

Operating Expenses

	Three Months Ended
	March 31,
(In millions)	2020	2019
Research and development expenses (R&D)	$1,101	$1,057
Non-GAAP R&D expenses	$1,004	$932

Selling, general and administrative expenses (SG&A) - GAAP and non-GAAP	$1,076	$1,030
During the first quarter 2020, compared to the same period in 2019:

•
R&D expenses and non-GAAP R&D expenses increased primarily due to Gilead’s ramp up of remdesivir, an investigational antiviral for the treatment of COVID-19, including approximately $50 million of manufacturing scale-up and clinical trial costs, partially offset by lower clinical trial expenses as a result of Gilead’s pause or postponement of other clinical trials resulting from the pandemic.

•	SG&A expenses and non-GAAP SG&A expenses increased primarily due to higher promotional expenses in the United States.
Other Income (Expense), Net

	Three Months Ended
	March 31,
(In millions)	2020	2019
Other income (expense), net	$(158)	$367
Non-GAAP other income (expense), net	$125	$170
During the first quarter 2020, compared to the same period in 2019:

•
Other income (expense), net decreased by $525 million primarily due to unfavorable changes in the fair value of investments in equity securities, largely resulting from Gilead’s equity investment in Galapagos NV.

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April 30, 2020	3

Cash, Cash Equivalents and Marketable Debt Securities
As of March 31, 2020, Gilead had $24.3 billion of cash, cash equivalents and marketable debt securities, compared to $25.8 billion as of December 31, 2019. During the first quarter 2020, Gilead generated $1.4 billion in operating cash flow, repaid $500 million of debt, paid cash dividends of $874 million and utilized $1.3 billion on stock repurchases. Subsequent to March 31, 2020, Gilead paid approximately $4.9 billion in cash for the acquisition of Forty Seven, Inc. (Forty Seven).
Corporate Highlights
During the first quarter 2020, Gilead continued to make progress in advancing work across each of three long-term ambitions laid out in its corporate strategy: (i) to bring 10+ transformative therapies to patients in the next 10 years; (ii) to be the biotech employer and partner of choice; and (iii) to deliver shareholder value in a sustainable and responsible manner. This progress occurred amid challenges posed by the COVID-19 pandemic and an increased focus across the organization on rapidly advancing remdesivir.
Corporate Development: In March, Gilead reached an agreement to acquire Forty Seven for approximately $4.9 billion, gaining a drug candidate, magrolimab, which is currently in Phase 1b/2 clinical studies for a number of hematological cancers. The acquisition also brings a team with expertise in immuno-oncology, an area of increased focus for Gilead. The acquisition closed in April and Gilead is now working to accelerate progress of magrolimab and grow Gilead’s immuno-oncology pipeline. Approximately $4.6 to $4.8 billion of acquired in-process R&D and other expenses, or $3.70 to $3.80 per diluted share, are expected to be recognized in earnings in the second quarter 2020 and will be excluded from the non-GAAP financial results.
Gilead entered into several additional agreements to advance its business, including a four-year strategic collaboration with Second Genome, Inc. to identify biomarkers associated with clinical response in up to five of Gilead’s pipeline compounds in inflammation, fibrosis and other diseases, and to identify potential new targets and drug candidates for the treatment of inflammatory bowel disease.
Pipeline Progress: Gilead continued to advance several pipeline programs during the first quarter 2020. Kite, a Gilead company (Kite), achieved two key regulatory milestones for KTE-X19, an investigational cell therapy for the treatment of relapsed or refractory mantle cell lymphoma. In Europe, the marketing authorization application for KTE-X19 was fully validated and is now under review by the European Medicines Agency, and in the United States, the U.S. Food and Drug Administration (FDA) accepted the Biologics License Application and granted Priority Review designation.
In HIV, key data were presented at the Conference on Retroviruses and Opportunistic Infections (CROI) in March for several approved and investigational HIV products. This included new clinical study data for Gilead’s investigational HIV-1 capsid inhibitor lenacapavir as a potential long-acting treatment for people living with HIV, results from a study of the experimental toll-like receptor 7 agonist vesatolimod, which is part of Gilead’s HIV cure research program, and additional data on Biktarvy as a treatment for HIV and Descovy for the prevention of HIV.
Expanded Approval: In March, FDA approved Epclusa for children ages 6 and older (or weighing at least 17 kg) with HCV. Epclusa is the first pan-genotypic, protease inhibitor-free regimen approved in the United States for children and adults. An estimated 23,000 to 46,000 children in the United States are living with HCV.
New Board Member: In January, Sandra J. Horning, M.D., who retired in 2019 as Chief Medical Officer and Global Head of Product Development at Roche, joined Gilead’s Board of Directors. Dr. Horning’s appointment brings significant industry and drug development expertise to the Board, as Gilead seeks to bring forward transformative new therapies as part of its corporate strategy.

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April 30, 2020	4

Recent Developments and Insights
Gilead’s COVID-19 Response:
Advancing remdesivir: Gilead made rapid progress in advancing remdesivir as a potential treatment for COVID-19. Gilead initiated two open-label Phase 3 studies in February (the Gilead SIMPLE studies). Additional global studies are ongoing, including a global, placebo-controlled trial being led by the U.S. National Institute of Allergy and Infectious Diseases (NIAID), as well as more recently initiated studies through the World Health Organization and INSERM in France.
Yesterday, NIAID announced that the preliminary results from their trial met the primary endpoint, and remdesivir was found to shorten the time to recovery for hospitalized patients with COVID-19 when compared with a placebo. Gilead also announced topline results from the first Gilead SIMPLE study evaluating 5-day and 10-day dosing durations of remdesivir in patients with severe COVID-19 disease. The study demonstrated similar clinical improvements in patients with severe symptoms of COVID-19, regardless of whether they received five or ten days of treatment.
Gilead also took significant steps to expand remdesivir manufacturing production, announcing the expectation that more than 140,000 treatment courses of remdesivir will be manufactured by the end of May 2020. As Gilead continues to work with international partners to expand production, Gilead announced it anticipates more than one million treatment courses will be manufactured by December 2020, with plans to be able to produce several million treatment courses in 2021. However, these projections assume a 10-day dosing duration, and the number of treatment courses expected to be available may actually be higher based on the recent topline results from the first Gilead SIMPLE study, which suggests the potential for certain patients to be treated with a shorter dosing duration.
Employee health, safety and productivity support: Gilead took steps and provided resources to help ensure the health, safety and productivity of its employees, with most staff in offices around the world being asked to work remotely. Individuals with physical-location dependent roles are reporting to work, and Gilead has implemented social distancing protocols, increased cleaning and sanitization and other measures to protect those employees.
Gilead is providing additional benefits to its employees during this time, including work-from-home and certain childcare expense reimbursements, employee well-being resources, essential onsite services pay for those physical-location dependent roles, and a revised volunteer medical service paid leave policy for its employees with medical training, such as doctors, nurses and physician assistants, to help treat patients.
Community support: Gilead announced the entirety of its initial supply of remdesivir of 1.5 million individual doses will be donated free of charge through current access programs and clinical trials and for broader distribution following any potential regulatory authorizations.
Gilead announced the creation of the global Gilead CARES (COVID-19 Acute Relief and Emergency Support) Grantee Fund to provide financial support to current nonprofit grantees facing an imminent closure or termination of vital services due to losses attributable to the pandemic. The fund will provide up to $20 million in donations to these groups. Gilead also announced the following community donations: $1 million to the San Mateo County Strong Fund, which is providing financial support to individuals, small businesses and nonprofit organizations in San Mateo County where Gilead is based, and $1 million to the Mayor’s Fund for Los Angeles, which is providing support for families and small businesses, relief for healthcare workers and other services in response to the COVID-19 pandemic.
Supply chain and access to medicines: There are currently no significant manufacturing concerns or supply shortages with any Gilead products. Gilead sources various raw materials and active pharmaceutical ingredient (API) for Gilead’s products from a number of suppliers. Gilead has adequate supply of its products and does not expect any significant risk or disruption to its supply chain for the foreseeable future.
Clinical trials and research: Following a review of its clinical trials and ongoing research, Gilead has determined to continue its fully enrolled trials, temporarily postpone new trials and pause enrollment in other trials. Gilead remains committed to commencing enrollment and initiating new studies when it is appropriate to do so.

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April 30, 2020	5

Impact of COVID-19:
First Quarter 2020
Total product sales: Total product sales for the first quarter 2020 included an estimated $200 million in revenue related to increased customer buying patterns and patient prescription trends due to the pandemic, primarily in the United States, which is expected to reverse itself over subsequent quarters.
Research and development expense: The approximately $50 million in R&D expenses related to remdesivir exceeded the savings from Gilead’s pause on enrollment and temporary postponement of clinical trials resulting from the pandemic during the first quarter 2020.
Outlook
There is significant uncertainty about the progression and ultimate impact of the pandemic on Gilead’s business and operations. While COVID-19 did not materially impact Gilead’s first quarter results, Gilead anticipates that COVID-19 could impact its business in the short-term due to factors such as fewer patients accessing treatment for conditions such as HIV and HCV, however, the impact of these developments is uncertain. In addition to this uncertainty, during the first quarter 2020, Gilead began advancing remdesivir and rapidly expanding its manufacturing production. The total investments in remdesivir, primarily to expand manufacturing production, throughout 2020 could be material, but the amount, timing and accounting for the investments as well as the potential to recoup Gilead’s at-risk investments at some point in the future are dependent on clinical trial and regulatory outcomes. Where authorized by regulatory authorities, Gilead will focus on making remdesivir both accessible and affordable to governments and patients around the world. Further insights on the impact of the pandemic to date and remdesivir will be provided on the first quarter earnings call, and in Gilead’s first quarter 2020 earnings slides.
Gilead will continue to monitor the impact of the COVID-19 pandemic and expects to provide additional insights and outlook on its second quarter 2020 earnings call when Gilead expects there will be additional clarity on the duration and magnitude of the impact of the COVID-19 pandemic and the development of remdesivir.
Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information excludes acquisition-related expenses including amortization and impairments of purchased intangible assets, charges for in-process research and development, up-front collaboration and licensing expenses, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete tax charges or benefits associated with changes in tax related laws and guidelines. Although Gilead consistently excludes the amortization of purchased intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the tables on pages 9 and 10.

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April 30, 2020	6

Conference Call
At 4:30 p.m. Eastern Time today, Gilead’s management will host a conference call and a simultaneous webcast to discuss the company’s first quarter 2020 financial results and provide a business update. The live webcast of the call can be accessed at Gilead’s Investors page at http://investors.gilead.com. Please connect to the website at least 15 minutes prior to the start of the call to allow adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 877-359-9508 (U.S.) or 224-357-2393 (international) and dial the conference ID 1898512 to access the call. Telephone replay will be available approximately two hours after the call through 11:59 p.m. Eastern Time, May 2, 2020. To access the replay, please call 855-859-2056 (U.S.) or 404-537-3406 (international) and dial the conference ID 1898512. The webcast will be archived on www.gilead.com for one year.
About Gilead Sciences
Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the risks and uncertainties related to the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the risks and uncertainties related to the development and potential distribution of remdesivir as a treatment for COVID-19, including the possibility that remdesivir may not receive regulatory approval and may never be successfully commercialized and that Gilead may be unable to recoup the expenses incurred to date and future expenses related to the development and production of remdesivir; the risk that Gilead may be unable to sufficiently scale up the production of remdesivir in the currently anticipated timelines and unable to meet future supply needs; Gilead’s ability to achieve its anticipated full year 2020 financial results, including as a result of potential adverse revenue impacts as a result of COVID-19 or increases in expenses due to the development and commercialization of remdesivir; Gilead’s ability to make progress on any of its long-term ambitions laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its antiviral and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including those of or with Forty Seven and Second Genome, Inc.; the ability to initiate, progress or complete clinical trials within currently anticipated timeframes, including the ongoing clinical trials for remdesivir for the treatment of COVID-19; the risk that safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates, including remdesivir, magrolimab, lenacapavir and vesatolimod; Gilead’s ability to submit new drug applications for new product candidates in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including FDA approval of filgotinib for the treatment of rheumatoid arthritis and FDA and European Commission approval of KTE-X19 for the treatment of relapsed or refractory mantle cell lymphoma; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products; the risk that private and public payers may be reluctant to provide, or continue to provide, coverage or reimbursement for new products; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission (the SEC). In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis

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April 30, 2020	7

for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter ended March 31, 2020 are not necessarily indicative of operating results for any future periods. Information about these and other risks, uncertainties and factors can be found in Gilead’s periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPSERA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®.
LEXISCAN® is a registered trademark of Astellas U.S. LLC. MACUGEN® is a registered trademark of Bausch Health Ireland Limited. SYMTUZA® is a registered trademark of Janssen Sciences Ireland UC. TAMIFLU® is a registered trademark of Hoffmann-La Roche Inc. This report also refers to trademarks, service marks and trade names of other companies.
For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

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April 30, 2020	8

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Product sales	$5,467	$5,200
Royalty, contract and other revenues	81	81
Total revenues	5,548	5,281
Costs and expenses:
Cost of goods sold	969	957
Research and development expenses	1,101	1,057
Selling, general and administrative expenses	1,076	1,030
Total costs and expenses	3,146	3,044
Income from operations	2,402	2,237
Interest expense	(241)	(254)
Other income (expense), net	(158)	367
Income before provision for income taxes	2,003	2,350
Provision for income taxes	465	382
Net income	1,538	1,968
Net loss attributable to noncontrolling interest	(13)	(7)
Net income attributable to Gilead	$1,551	$1,975

Net income per share attributable to Gilead common stockholders - basic	$1.23	$1.55
Shares used in per share calculation - basic	1,262	1,276
Net income per share attributable to Gilead common stockholders - diluted	$1.22	$1.54
Shares used in per share calculation - diluted	1,270	1,283
Cash dividends declared per share	$0.68	$0.63

April 30, 2020	9

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1)
(unaudited)
(in millions, except percentages and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Cost of goods sold reconciliation:
GAAP cost of goods sold	$969	$957
Acquisition-related – amortization of purchased intangibles	(266)	(283)
Non-GAAP cost of goods sold	$703	$674

Product gross margin reconciliation:
GAAP product gross margin	82.3%	81.6%
Acquisition-related – amortization of purchased intangibles	4.9%	5.4%
Non-GAAP product gross margin(4)	87.1%	87.0%

Research and development expenses reconciliation:
GAAP research and development expenses	$1,101	$1,057
Up-front collaboration and licensing expenses	(97)	(126)
Other(3)	—	1
Non-GAAP research and development expenses	$1,004	$932

Operating margin reconciliation
GAAP operating margin	43.3%	42.4%
Up-front collaboration and licensing expenses	1.7%	2.4%
Acquisition-related – amortization of purchased intangibles	4.8%	5.4%
Non-GAAP operating margin(4)	49.8%	50.1%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$(158)	$367
Losses (gains) from equity securities, net	283	(197)
Non-GAAP other income (expense), net	$125	$170

Effective tax rate reconciliation:
GAAP effective tax rate	23.2%	16.3%
Income tax effect of above non-GAAP adjustments	(3.5)%	0.3%
Non-GAAP effective tax rate(4)	19.7%	16.6%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$1,551	$1,975
Up-front collaboration and licensing expenses	75	98
Acquisition-related – amortization of purchased intangibles	224	260
Losses (gains) from equity securities, net	256	(191)
Discrete tax charges(2)	33	—
Other(3)	—	(1)
Non-GAAP net income attributable to Gilead	$2,139	$2,141

April 30, 2020	10

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1) - (Continued)
(unaudited)
(in millions, except percentages and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$1.22	$1.54
Up-front collaboration and licensing expenses	0.06	0.08
Acquisition-related – amortization of purchased intangibles	0.18	0.20
Losses (gains) from equity securities, net	0.20	(0.15)
Discrete tax charges(2)	0.03	—
Non-GAAP diluted earnings per share(4)	$1.68	$1.67

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$266	$283
Research and development expenses adjustments	97	125
Other income (expense), net adjustments	283	(197)
Total non-GAAP adjustments before tax	646	211
Income tax effect	(91)	(45)
Discrete tax charges(2)	33	—
Total non-GAAP adjustments after tax	$588	$166
____________________
(1)    Starting in 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense

(2)    Amounts represent the subsequent reversal of the deferred tax assets established in the fourth quarter 2019. Such reversal arises from the amortization of the intangible assets that were transferred from a foreign subsidiary to Ireland and the United States

(3) Amounts represent restructuring, contingent consideration and/or other individually insignificant amounts
(4) Amounts may not sum due to rounding

April 30, 2020	11

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	December 31,
	2020	2019

Cash, cash equivalents and marketable securities	$24,314	$25,840
Accounts receivable, net	3,907	3,582
Inventories	2,021	2,067
Property, plant and equipment, net	4,564	4,502
Intangible assets, net	13,502	13,786
Goodwill	4,117	4,117
Other assets	7,316	7,733
Total assets	$59,741	$61,627

Current liabilities	$8,879	$9,759
Long-term liabilities	28,683	29,218
Stockholders’ equity(1)	22,179	22,650
Total liabilities and stockholders’ equity	$59,741	$61,627
________________________________
(1) As of March 31, 2020, there were 1,254 million shares of common stock issued and outstanding

April 30, 2020	12

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)
(in millions)

	Three Months Ended
	March 31,
	2020	2019

Atripla – U.S.	$81	$133
Atripla – Europe	7	16
Atripla – Other International	7	22
	95	171

Biktarvy – U.S.	1,412	739
Biktarvy – Europe	181	48
Biktarvy – Other International	100	6
	1,693	793

Complera / Eviplera – U.S.	24	44
Complera / Eviplera – Europe	47	62
Complera / Eviplera – Other International	5	9
	76	115

Descovy – U.S.	363	233
Descovy – Europe	61	68
Descovy – Other International	34	41
	458	342

Genvoya – U.S.	612	728
Genvoya – Europe	151	193
Genvoya – Other International	61	94
	824	1,015

Odefsey – U.S.	269	282
Odefsey – Europe	127	106
Odefsey – Other International	13	9
	409	397

Stribild – U.S.	34	67
Stribild – Europe	17	18
Stribild – Other International	2	11
	53	96

Truvada – U.S.	383	551
Truvada – Europe	8	33
Truvada – Other International	15	22
	406	606

Other HIV(1) – U.S.	3	11
Other HIV(1) – Europe	2	1
Other HIV(1) – Other International	3	5
	8	17

Revenue share – Symtuza(2) – U.S	72	42
Revenue share – Symtuza(2) – Europe	38	24
Revenue share – Symtuza(2) – Other International	2	—
	112	66

Total HIV – U.S.	3,253	2,830
Total HIV – Europe	639	569
Total HIV – Other International	242	219
	4,134	3,618

AmBisome – U.S.	18	8
AmBisome – Europe	59	57
AmBisome – Other International	42	28
	119	93

April 30, 2020	13

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)
(in millions)

	Three Months Ended
	March 31,
	2020	2019

Ledipasvir/Sofosbuvir(3) – U.S.	$53	$117
Ledipasvir/Sofosbuvir(3) – Europe	11	27
Ledipasvir/Sofosbuvir(3) – Other International	48	81
	112	225

Letairis – U.S.	83	197

Ranexa – U.S.	8	155

Sofosbuvir/Velpatasvir(4) – U.S.	311	230
Sofosbuvir/Velpatasvir(4) – Europe	122	154
Sofosbuvir/Velpatasvir(4) – Other International	131	107
	564	491

Vemlidy – U.S.	73	65
Vemlidy – Europe	7	4
Vemlidy – Other International	56	32
	136	101

Viread – U.S.	4	12
Viread – Europe	11	14
Viread – Other International	25	46
	40	72

Vosevi – U.S.	33	45
Vosevi – Europe	11	16
Vosevi – Other International	4	2
	48	63

Yescarta – U.S.	103	90
Yescarta – Europe	37	6
Yescarta – Other International	—	—
	140	96

Zydelig – U.S.	8	11
Zydelig – Europe	12	15
Zydelig – Other International	—	1
	20	27

Other(5) – U.S.	42	36
Other(5) – Europe	18	20
Other(5) – Other International	3	6
	63	62

Total product sales – U.S.	3,989	3,796
Total product sales – Europe	927	882
Total product sales – Other International	551	522
	$5,467	$5,200
____________________
(1) Includes Emtriva and Tybost
(2)    Represents Gilead’s revenue from cobicistat (C), emtricitabine (FTC) and tenofovir alafenamide (TAF) in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland UC

(3) Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC
(4) Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC
(5) Includes Cayston, Hepsera and Sovaldi